STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 6th day of February, 2007, between Robert & Lisa Allegra (“Buyer”), and Mark Capital, LLC (“Seller”).
          WHEREAS, Buyer desires to acquire Fifty Thousand (50,000) shares of the Common Stock of Quantrx Biomedical Corporation, a Nevada corporation (the “Company”), owned by the Seller (the “Seller Stock”), and Seller desires to sell to Buyer all of the Seller Stock according to the terms and conditions contained herein;
          NOW, THEREFORE, the parties agree as follows:
          1. Stock Purchase. Buyer hereby agrees to purchase from Seller and Seller agrees to sell to Buyer all of the Seller Stock in exchange for an aggregate purchase price of Thirty Five Thousand Dollars ($35,000.00) (the “Purchase Price”). The closing of the purchase and sale of the Seller Stock (the “Closing”) will occur contemporaneously with the full execution of this Agreement. At the Closing, the Buyer will deliver to Seller the amount of the Purchase Price by wire transfer pursuant to the following wire instructions:
Wells Fargo Bank
ABA # 121 000 248
Swift Code #WFBIUS6S (International Wires Only)
Account # 043 526 4775
Account Name: Evan M. Levine
3445 Del Mar Heights Road
San Diego, CA 92130
858-792-9982
As soon as practical following the Closing, Seller will deliver to the Company each certificate representing the Seller Stock so as to transfer the Seller Stock to Buyer.
          2. Payment of Purchase Price. The sufficiency of the Purchase Price is hereby acknowledged by Seller.
          3. Seller Representations and Warranties. Seller represents and warrants that Seller owns beneficially and of record the Seller Stock, free and clear of all liens and encumbrances, and has good and valid title to such Seller Stock. The delivery of the stock certificate(s) representing the Seller Stock owned by Seller will transfer to Buyer good and valid title thereto free and clear of all liens and encumbrances. Seller has the right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby, and has obtained all necessary approvals and consents. Seller makes no representations or warranties to Buyer with respect to the Seller Stock other than those set forth herein.

          4. Buyer Representations and Warranties
               (a) Authorization. Buyer has the requisite legal power and authority to enter into this Agreement and, when executed, this Agreement shall constitute a valid and legally binding obligation of Buyer.
               (b) Investment Intent. This Agreement is made with Buyer in reliance upon Buyer’s representation to Seller, which by execution hereof Buyer confirms, that the Seller Stock has been acquired with Buyer’s own property for investment for an indefinite period for Buyer’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Buyer has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations, to such person or to any third person, with respect to any of the Seller Stock.
               (c) Reliance Upon Buyer’s Representations. Buyer understands (i) that the Seller Stock is not registered under the Securities Act or qualified under applicable state securities laws, (ii) that the Seller Stock is being issued to Buyer on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and an exemption from any applicable state securities laws and (iii) that Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer realizes that the basis for the exemptions may not be present if, notwithstanding such representations, Buyer has in mind merely acquiring the Seller Stock for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Buyer does not have any such intention. These exemptions only exempt the issuance of the Seller Stock to Buyer and not any sale or other disposition of the Seller Stock or any interest therein by Buyer.
               (d) Restricted Securities. Buyer hereby confirms that Buyer has been informed that the Seller Stock represents restricted securities under the Securities Act and may not be resold or transferred unless the Seller Stock is first registered under the Federal securities laws or unless an exemption from such registration is available. In addition, Buyer understands that any resale or transfer must comply with applicable state securities laws. Accordingly, Buyer hereby acknowledges that Buyer is prepared to hold the Seller Stock for an indefinite period, and that Buyer is familiar with the provisions of Rule 144 of the Securities and Exchange Commission issued under the Securities Act, and is aware that Rule 144 is not presently available to exempt the sale of the Seller Stock from the registration requirements of the Securities Act.
               (e) Receipt of Information. Buyer acknowledges that Buyer has received all the information Buyer considers necessary or appropriate for deciding whether to purchase the Seller Stock. Buyer has been and is solely responsible for Buyer’s own due diligence investigation and evaluation of the value of the Seller Stock and the Company’s business, products, financial condition, viability and prospects. Buyer acknowledges and agrees that Seller is a member of the Board of Directors and an affiliate of the Company.
               (f) Investment Experience. Buyer represents that Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment, has the ability to bear the economic risks of Buyer’s investment and has been furnished with and has had access to all of the information Buyer considers necessary or appropriate to evaluate the risks and merits of an investment in the Seller Stock. Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
               (g) Limitations on Disposition. Buyer agrees that in no event will Buyer make a disposition of any of the Seller Stock in contravention of any of the restrictions placed on the Seller Stock in this Agreement or the Bylaws of the Company, as amended, if and as applicable. Buyer explicitly agrees to be bound by all restrictions and requirements applicable to the Seller Stock immediately prior to the sale contemplated herein (including any restrictions and requirements set forth in that certain Investor Rights Agreement, dated October 29, 2004, that certain Co-Sale Rights Agreement, dated October 29, 2004 and that certain Amended and Restated Registration Rights Agreement, dated September 21, 2000 (collectively, the “Transaction Documents”). Without limitation, Buyer specifically agrees that Buyer will make no disposition of the Seller Stock unless and until (a) Buyer shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) Buyer shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (i) such disposition will not require registration of such Seller Stock under the Securities Act, or (ii) that appropriate action necessary for compliance with the Securities Act has been taken, or (c) the Company shall have waived, expressly and in writing, its rights under clauses (a) and (b) of this subparagraph. The opinion shall also indicate that the disposition is exempt from, in compliance with, or qualified under all applicable state securities laws. For clarification, this Section 4(g) does not and will not be construed so as to confer on Buyer any rights under the Transaction Documents that do not automatically (and without any action by Seller, Buyer or any third-party) accrue to Buyer as a result of Buyer’s purchase of the Seller Stock.
               (h) Further Dispositions. Each person (other than the Company) to whom the Seller Stock, or any portion thereof, is transferred must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and the Transaction Documents. The Company shall not be required (i) to transfer on its books any shares which have been sold or transferred in violation of the provisions of this Section 4 or any other provision of this Agreement or the Transaction Documents nor (ii) to treat as the owner of any shares, or otherwise to accord voting or dividend rights to, any transferee to whom shares have been transferred in contravention of this Agreement or the Transaction Documents.
               (i) Legends. All certificates representing any Seller Stock of Buyer subject to the provisions of this Agreement shall have endorsed thereon customary legends regarding:

1.	Restrictions on transfer under the Securities Act (including as a result of Seller’s status as an “affiliate” of the Company).

2.	Any legend required by state securities laws.

3.	Any legend required by the Bylaws of the Company.

4.	A legend reflecting the provisions of Section 5 hereof.
               (j) Finders’ Fee. Buyer has not engaged and is not liable to any broker of finder in connection with the purchase and sale of the Seller Stock. Buyer will protect, defend, indemnify and hold harmless Seller for, from and against any and all claims, liabilities or demands with respect to Buyer’s breach of this Section 4(j).
          5. General Provisions.
               (a) This Agreement shall be governed by the laws of the State of California as applied to agreements between California residents entered into an to be performed entirely within California. This Agreement represents the entire agreement between the parties with respect to the purchase of the Seller Stock by Buyer and may only be modified or amended in writing signed by both parties.
               (b) Seller and Buyer have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Agreement.
               (c) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) by overnight courier to the parties at the following addresses or facsimile numbers:

If to Seller:
Mark Capital, LLC
Attn: Evan M. Levine
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Fax: (858) 552-0876
If to Buyer:
Robert Allegra
1920 SW 7th Street
Boca Raton, FL 33486
Fax: 561 368 0015
Cell: 630 323 0100
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6(c), be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6(c), be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6(c), be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice of such change to the other parties hereto.
          6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
          7. Termination. In the event the amount of the Purchase Price is not received in the account set forth in Section 1 by 3:00 p.m. (Pacific time) on the second full calendar day following the Closing (a “Breach”), this Agreement will terminate and be of no further force or effect; provided, however, that if the amount of the Purchase Price is received in such account after such time, Seller may, in Seller’s sole and absolute discretion, consummate the purchase and sale contemplated herein on the terms and conditions set forth herein. For clarification, in the event of a Breach, Seller will have no obligation to sell, and Buyer will have no obligation to purchase, the Seller Stock and Seller is free to sell the Seller Stock to anyone on such terms as Seller determines.

          IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the day and year first set forth above.

SELLER

MARK CAPITAL, LLC

By:	/s/ Evan M. Levine Name: Evan M. Levine
Title: Managing Member

BUYER

ROBERT ALLEGRA

By:	/s/ Robert Allegra

Name: Robert Allegra
Title: Individual

BUYER

LISA ALLEGRA

By:	/s/ Lisa Allegra

Name: Lisa Allegra
Title: Individual
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